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ATTACHMENT - ITEM 19(b)3(a) - AMALGAMATION AGREEMENT
--------------------------------------------------------------------------------

                                                                      06/05/97-2

                  THIS AMALGAMATION AGREEMENT made as of the 5th day of May, 1997.

B E T W E E N:

                           INTERNATIONAL URANIUM CORPORATION, a corporation incorporated under the laws of the Province of Ontario,

                           (hereinafter called "INTERNATIONAL URANIUM")

                                                         OF THE FIRST PART;

                           - and -

                           THORNBURY CAPITAL CORPORATION, a
                           corporation incorporated under the laws of the Province of Ontario,

                           (hereinafter called "THORNBURY CAPITAL")

                                                         OF THE SECOND PART.

                  WHEREAS International Uranium was incorporated under the laws of the Province of Ontario pursuant to the Business Corporations Act (Ontario) (the "ACT") by Certificate dated October 3, 1996 and is governed by the Act;

                  AND WHEREAS Thornbury Capital was incorporated under the laws of the Province of Ontario pursuant to the Act by Letters Patent dated September 29, 1950 and is governed by the Act;

                  AND WHEREAS the parties have each made full and complete disclosure to one another of all their respective known assets and liabilities;

                  AND WHEREAS the authorized capital of International Uranium consists of an unlimited number of common shares of which 26,500,000 common shares are issued and outstanding as fully paid and non-assessable and 37,800,000 common shares have been reserved for issuance pursuant to the exercise of certain special warrants issued by International Uranium,

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and approximately 2,540,000 common shares have been reserved for issuance pursuant to options to be granted prior to the amalgamation (subject to additional increase to reflect options granted to officers, directors, eligible employees of, or consultants to, International Uranium);

                  AND WHEREAS the authorized capital of Thornbury Capital consists of an unlimited number of common shares of which 7,215,334 common shares are issued and outstanding as fully paid and non-assessable;

                  AND WHEREAS under the authority conferred by the Act, each of International Uranium and Thornbury Capital desire and have agreed to amalgamate as one corporation upon the terms and conditions hereinafter set out;

                  NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:


                             ARTICLE 1 - DEFINITIONS

1.1               In this Agreement:

         (a)      "ACT" means the Business Corporations Act (Ontario);

         (b) "AMALGAMATED CORPORATION" means the corporation continuing from the amalgamation of the Amalgamating Corporations;

         (c) "AMALGAMATING CORPORATIONS" means International Uranium and Thornbury Capital;

         (d) "AMALGAMATION" means the amalgamation of the Amalgamating Corporations as herein provided;

         (e) "CERTIFICATE" means the Certificate of Amalgamation issued by the Director under the Act;

         (f) "EFFECTIVE DATE" means the date shown on the Certificate of Amalgamation issued by the Director under the Act giving effect to the Amalgamation;
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         (g)      "LETTER AGREEMENT" means the letter agreement dated February
                  13, 1997 between International Uranium and Thornbury Capital, as amended by agreements dated March 31, 1997 and April 30, 1997;

         (h) "OFFERING MEMORANDUM" means the Confidential Offering Memorandum of International Uranium dated March 19, 1997 respecting the offering of up to 40,000,000 Special Warrants;

         (i) "SPECIAL WARRANT" means a special warrant issued by International Uranium pursuant to a special warrant indenture dated as of March 26, 1997 between International Uranium and Montreal Trust Company of Canada, which special warrant is exercisable into one Common Share of International Uranium.


                              ARTICLE 2 - RECITALS

2.1 The parties hereto confirm the truth and accuracy of the foregoing recitals and agree that such recitals are incorporated into this Agreement.


                            ARTICLE 3 - AMALGAMATION

3.1 Each of the Amalgamating Corporations hereby agrees to amalgamate, under the provisions of section 174 of the Act and to continue as one corporation under the terms and conditions hereinafter set out.

3.2               Upon the issue of a Certificate giving effect to the
Amalgamation:

         (a) the Amalgamating Corporations shall be amalgamated and shall continue as one corporation effective on the date of the Certificate under the terms and conditions prescribed in this Agreement;

         (b) the Amalgamated Corporation shall possess all the property, rights, privileges and franchises and be subject to all the liabilities, including civil, criminal and quasi-criminal, and all the contracts, disabilities and debts of each of the Amalgamating Corporations;
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         (c)      a conviction against, or ruling, order or judgment in favour of or against an Amalgamating Corporation may be enforced by or against the Amalgamated Corporation;

         (d) the Articles of Amalgamation of the Amalgamated Corporation shall be deemed to be the articles of incorporation of the Amalgamated Corporation and the Certificate, except for purposes of subsection 117(1) of the Act, shall be deemed to be the certificate of incorporation of the Amalgamated Corporation;

         (e) the Amalgamated Corporation shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against an Amalgamating Corporation before the Amalgamation has become effective.

3.3 All rights of creditors against the property, rights and assets of the Amalgamating Corporations and all liens upon their property, rights and assets shall be unimpaired by such amalgamation and all debts, contracts, liabilities and duties of the Amalgamating Corporations shall attach to the Amalgamated Corporation and may be enforced against it.

3.4 No action or proceeding by or against any of the Amalgamating Corporations shall abate or be affected by the Amalgamation.


                                ARTICLE 4 - NAME

4.1 The name of the Amalgamated Corporation shall be "International Uranium Corporation".


                          ARTICLE 5 - REGISTERED OFFICE

5.1 The registered office of the Amalgamated Corporation shall be in the City of Toronto, in the Municipality of Metropolitan Toronto, in the Province of Ontario.

5.2 The address of the first registered office of the Amalgamated Corporation shall be:

                  Suite 2100
                  40 King Street West
                  Toronto, Ontario
                  M5H 3C2

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                      ARTICLE 6 - RESTRICTIONS ON BUSINESS

6.1 There shall be no restrictions on the business the Amalgamated Corporation may carry on or on the powers the Amalgamated Corporation may exercise.


                    ARTICLE 7 - BY-LAWS AND STOCK OPTION PLAN

7.1 The by-laws of the Amalgamated Corporation shall be the by-laws of International Uranium.

7.2 The stock option plan of the Amalgamated Corporation shall be the stock option plan of International Uranium in effect as at the Effective Date.

7.3 Copies of the proposed by-laws and the proposed stock option plan of the Amalgamated Corporation may be examined at the following address:

                  Suite 2100
                  40 King Street West
                  Toronto, Ontario
                  M5H 3C2


                              ARTICLE 8 - DIRECTORS

8.1 The board of directors of the Amalgamated Corporation shall consist of a minimum of three directors and a maximum of 10 directors, until changed in accordance with the Act. Until changed by special resolution of the shareholders of the Amalgamated Corporation, or if the directors of the Amalgamated Corporation are so authorized by special resolution of the shareholders of the Amalgamated Corporation, by resolution of the said directors, the board of directors of the Amalgamated Corporation shall consist of seven directors, and the first directors of the Amalgamated Corporation shall be the following:

                                                            Resident
     Name                     Address              aaaaa    Canadian
----------------------     ----------------------           --------
John H. Craig              8 Saunders Street                  Yes
                           Toronto, Ontario
                           M5M 3S4
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David C. Frydenlund        885 West Georgia Street            Yes
                           Vancouver, British Columbia
                                     V6C 3E8

Christopher J.F. Harrop    320 Bay Street                     Yes
                           Suite 1210
                           Toronto, Ontario
                           M5H 4A6

Earl E. Hoellen            3 Vista Road                       No
                           Englewood, Colorado
                           U.S.A.   80110

Adolf H. Lundin            6 rue de Rive                      No
                           Geneva 3
                           Switzerland

Lukas H. Lundin            885 West Georgia Street            Yes
                           Vancouver, British Columbia
                           V6C 3E8

William A. Rand            885 West Georgia Street            Yes
                           Vancouver, British Columbia
                           V6C 3E8

8.2 The said first directors shall hold office until the first annual meeting of the shareholders of the Amalgamated Corporation, or until their successors are elected or appointed in accordance with the by-laws of the Amalgamated Corporation and the Act. The subsequent directors shall be elected each year thereafter by ordinary resolution at either an annual meeting of the shareholders or a special meeting of the shareholders by a majority of the votes cast at such meeting. The directors shall manage or supervise the management of the business and affairs of the Amalgamated Corporation, subject to the provisions of the Act.


                         ARTICLE 9 - AUTHORIZED CAPITAL

9.1 The Amalgamated Corporation is authorized to issue an unlimited number of Common Shares.

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                ARTICLE 10 - ISSUANCE OF SHARES UPON AMALGAMATION

10.1 The authorized but unissued shares and the issued and outstanding shares in the capital of the Amalgamating Corporations shall be respectively cancelled and/or converted into issued shares in the capital of the Amalgamated Corporation as follows:

         (a)      International Uranium:
                  each issued and outstanding Common Share of International Uranium shall become one Common Share of the Amalgamated Corporation and the remaining authorized but unissued Common Shares of International Uranium shall be cancelled; and

         (b)      Thornbury Capital:
                  each five issued and outstanding Common Shares of Thornbury Capital shall become one Common Share of the Amalgamated Corporation and the remaining authorized but unissued Common Shares of Thornbury Capital shall be cancelled.

                  For greater certainty, the parties agree that each Special Warrant of International Uranium that is exercised immediately prior to the Amalgamation and each option of International Uranium shall entitle the holder thereof to receive one Common Share of the Amalgamated Corporation upon the completion of the Amalgamation.

10.2 After the filing of Articles of Amalgamation in respect of this Agreement and the issue of a Certificate, the shareholders of the Amalgamating Corporations shall, when requested by the Amalgamated Corporation, surrender the certificates representing or entitling them to shares in the Amalgamating Corporations and, subject to the provisions of the Act, in return shall be entitled to receive certificates for shares of the Amalgamated Corporation as set forth in section 10.1 herein on the basis aforesaid.

10.3 Holders of shares of either of the Amalgamating Corporations shall not be entitled to receive any consideration in respect of fractional shares of the Amalgamated Corporation resulting from the conversion described above or to be registered on the books of the Amalgamated Corporation with respect to fractional shares, and any such shares shall be deemed to be cancelled.


                         ARTICLE 11 - TRANSFER OF SHARES

11.1 The right to transfer shares in the capital of the Amalgamated Corporation shall not be restricted.
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                         ARTICLE 12 - SPECIAL PROVISIONS

12.1 Subject to the provisions of the Act, the following provisions shall apply to the Amalgamated Corporation:

                  Without in any way restricting the powers conferred upon the Amalgamated Corporation or its board of directors by the Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced, the board of directors may from time to time, without authorization of the shareholders, in such amounts and on such terms as it deems expedient:

         (a)      borrow money upon the credit of the Amalgamated Corporation;

         (b) issue, re-issue, sell or pledge debt obligations of the Amalgamated Corporation;

         (c) subject to the provisions of the Act, as now enacted or as the same may from time to time be amended, re-enacted or replaced, give a guarantee on behalf of the Amalgamated Corporation to secure performance of an obligation of any person; and

         (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Amalgamated Corporation owned or subsequently acquired, to secure any obligation of the Amalgamated Corporation.

                  The board of directors may from time to time delegate to a director, a committee of directors or an officer of the Amalgamated Corporation any or all of the powers conferred on the board as set out above, to such extent and in such manner as the board shall determine at the time of such delegation.


             ARTICLE 13 - COVENANTS, REPRESENTATIONS AND WARRANTIES

13.1 Thornbury Capital covenants, represents and warrants to International Uranium as follows and acknowledges that International Uranium is relying on such covenants, representations and warranties in entering into this Agreement and that the same will be true and correct on and up to the Effective Date as if made on and as of the Effective Date (with such modifications as may be acceptable to International Uranium in its sole discretion):

         (a) INCORPORATION AND ORGANIZATION OF THORNBURY CAPITAL. Thornbury Capital is duly incorporated under the laws of Ontario and is duly organized and validly
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                  existing under such laws with the corporate power and
                  authority to own or lease and operate its properties and assets and to carry on business.

         (b) AUTHORIZED CAPITAL AND SHARES RESERVED FOR ISSUE. The authorized capital of Thornbury Capital consists of an unlimited number of Common Shares of which 7,215,334 Common Shares have been duly issued as fully paid and non-assessable shares.

         (c) QUALIFICATION. Thornbury Capital has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder.

         (d) DUE AUTHORIZATION. All requisite corporate acts and proceedings have been done and taken by Thornbury Capital to authorize the execution and delivery of this Agreement and the performance of Thornbury Capital's obligations hereunder.

         (e) VALIDITY OF AGREEMENT. The execution and delivery of this Agreement and the performance of Thornbury Capital's obligations hereunder do not and will not (i) violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Thornbury Capital; (ii) conflict with, result in a breach of, or cause a default under any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which Thornbury Capital is a party or by which Thornbury Capital or any of its property or assets is bound or to which its property is subject, or result in the cancellation, suspension or material alteration in the terms of any licence, permit or authority held by Thornbury Capital or result in the creation of any lien, charge, security interest or encumbrance upon any of the assets of Thornbury Capital or give to others any material interest or rights, including rights of purchase, termination, cancellation or acceleration, under any such agreement or instrument; or (iii) conflict with or result in any violation of the provisions of Thornbury Capital's articles, by-laws or other constating documents or any resolution of Thornbury Capital's shareholders or directors or any laws of Thornbury Capital's jurisdiction of incorporation or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Thornbury Capital or any of its property or assets.

         (f) ENFORCEABILITY OF AGREEMENT. This Agreement and each other agreement or instrument executed by Thornbury Capital and delivered on or before the Effective Date constitutes and will constitute a legal, valid and binding obligation of Thornbury Capital enforceable against Thornbury Capital in accordance with their respective terms.

         (g) BUSINESS. Thornbury Capital is conducting its business in compliance in all material respects with all applicable laws, rules and regulations and is not in
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                  breach of any such laws, rules or regulations. Thornbury
                  Capital holds all material licenses, certificates, registrations, permits, consents or qualifications required by the appropriate state, provincial, municipal or federal regulatory agencies or bodies necessary in order to enable its business to be carried on as now conducted or as proposed to be conducted and all such licences, certificates, registrations, permits, consents and qualifications are valid and subsisting and in good standing and do not contain any unusual or burdensome provision, condition or limitation which has or may have a material adverse effect on the operation of the business of Thornbury Capital as now conducted or as presently proposed to be conducted and Thornbury Capital has not received any notice of proceedings relating to the revocation or modification of any such licenses, certificates, registrations, permits, consents or qualifications which, if the subject of an unfavourable decision, ruling or finding, would materially and adversely affect the conduct of the business, operations, financial condition, income or future prospects of Thornbury Capital.

         (h) OTHER RIGHTS. No person, firm or corporation has any agreement, option, warrant, right or privilege (whether pre-emptive or contractual, written or oral) capable of becoming an agreement, option or warrant for the purchase of Common Shares from Thornbury Capital or any agreement, option, warrant, right or privilege (whether pre-emptive or contractual, written or oral) capable of becoming an agreement, option or warrant for the purchase, subscription or issuance of any unissued shares or other securities in the capital of Thornbury Capital.

         (i) NO CONSENTS OR CONTRAVENTIONS. The execution and delivery by Thornbury Capital of this Agreement and the performance of its obligations hereunder does not require any consent, approval, authorization or order of any court or governmental agency or body, and will not contravene any statute or regulation binding on Thornbury Capital.

         (j) DISSOLUTION. No proceedings are now pending for and Thornbury Capital is unaware of any proceedings leading to the dissolution or winding-up of Thornbury Capital or the placing of Thornbury Capital in bankruptcy nor is Thornbury Capital subject to any other laws governing the affairs of insolvent persons.

         (k) CLAIMS. Thornbury Capital owns the eight mining claims situated in the Mayo Mining District of the Yukon Territory (the "Claims") free and clear of any and all mortgages, pledges, liens, charges, security interests, adverse claims, demands and encumbrances of whatsoever nature and howsoever incurred. All assessment work and/or other requirements have been done or met to keep the Claims in good standing and all governmental rules and regulations made or relating to or
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                  governing the Claims or the work carried out therefrom have been complied with. All work, exploration, development and mining carried out on the Claims has been carried out in accordance with recognized good and miner-like exploration and engineering practices and in conformity in all respects with all applicable governmental, mining, pollution and environmental laws and regulations. There is not any adverse claim or challenge against or to the ownership of or title to the Claims nor is there any basis therefor and there are no outstanding agreements or options to acquire or purchase the Claims or any portion thereof.



         (l) DIVIDENDS, ETC. Thornbury Capital has not, directly or indirectly, declared, paid or authorized any dividends or other distributions on or payments in respect of its shares or securities. There is not, in the constating documents or by-laws of Thornbury Capital or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which Thornbury Capital is a party, any restriction upon or impediment to the declaration or payment of dividends by the directors of Thornbury Capital or the payment of dividends by Thornbury Capital to the holders of its shares.

         (m) FINANCIAL STATEMENTS. The financial statements of Thornbury Capital for the year ended December 31, 1996 (the "Audited Financial Statements") present fairly, in all material respects, the financial position of Thornbury Capital as at the date thereof and the results of its operations and the changes in its financial position for the period then ended in accordance with generally accepted accounting principles applied on a consistent basis and do not and shall not omit to state any material facts that are required by generally accepted accounting principles or by applicable law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading.

         (n) TAX RETURNS. Thornbury Capital has filed all necessary tax returns and notices and has paid all applicable taxes of whatever nature for all tax years to the date hereof to the extent such taxes have become due or have been alleged to be due and Thornbury Capital is not aware of any tax deficiencies or interest or penalties accrued or accruing or alleged to be accrued or accruing with respect to Thornbury Capital.

         (o) CONTRACTS. The only material contracts (the "Material Contracts") to which Thornbury Capital is a party have been disclosed in writing to International Uranium. Thornbury Capital is not in default under or in breach of any term of any such Material Contracts and there exists no state of facts which, after notice or lapse of time or both or otherwise, would constitute a default under or breach of a term of any of such Material Contracts. All such Material Contracts are in good standing and in full force and effect, unamended.
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         (p)      LIABILITIES. Thornbury Capital is not subject to any
                  liabilities or obligations, direct or indirect, absolute or accrued, contingent or otherwise, other than the liabilities or obligations disclosed in the Audited Financial Statements or incurred in the ordinary course of business. Without limiting the generality of any covenant, representation or warranty given in this Agreement, there are not any facts or circumstances which might reasonably serve as the basis for or give rise to any liabilities or obligations, contingent or otherwise, on the part of Thornbury Capital.

         (q) GUARANTEES. Thornbury Capital is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation.

         (r) BOOKS AND RECORDS. All accounts, books, ledgers and official and other records of whatsoever kind have been fully, properly and accurately kept and completed for and by Thornbury Capital and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

         (s) ABSENCE OF UNUSUAL TRANSACTIONS. Since the last audited financial year-end of Thornbury Capital, other than as disclosed in this Agreement or as disclosed in writing to International Uranium, Thornbury Capital has not:

                  (i) transferred, assigned, sold or otherwise disposed of any significant assets other than marketable securities (for which Thornbury Capital received cash proceeds);

                  (ii) incurred, assumed or paid any obligation or liability (fixed or contingent) other than obligations or liabilities incurred in the ordinary course of business;

                  (iii) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property;

                  (iv) suffered any damage, destruction or loss or waived any rights or entered into any commitment or transaction where such loss, rights, commitment or transaction is or would be material except commitments or transactions in the ordinary course of business; or

                   (v)     authorized or agreed or otherwise become committed to
                           any of the foregoing.
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         (t)      CONTINUING COMMITMENTS. Thornbury Capital is carrying on its business in the ordinary course and continues to pay, satisfy and discharge its obligations and liabilities in the ordinary course of its business.

         (u) CONDITION OF ASSETS. All material tangible assets owned or used by Thornbury Capital are in good condition, repair and proper working order, subject to normal wear and tear, and are fit and appropriate for use for the purpose for which they were intended, and Thornbury Capital owns all of the assets listed in the Audited Financial Statements free and clear of any liability or obligation whether accrued, absolute, contingent or otherwise other than those arising in the ordinary course of business.

         (v) CAPITAL EXPENDITURES. Since the date of the last audited financial year-end of Thornbury Capital, Thornbury Capital has not made any capital expenditures except in the ordinary course of business.

         (w) CORPORATE ACTION. All necessary corporate action has been taken in connection with the performance of Thornbury Capital's obligations pursuant to this Agreement.

         (x) ENVIRONMENTAL MATTERS. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any authority with respect to any alleged violation of any applicable environmental law or regulation by Thornbury Capital and there are no environmental charges, privileges or encumbrances ("Environmental Liens") relating to the Claims and no actions have been taken or are in process or pending which could subject the Claims to such Environmental Liens. Thornbury Capital knows of no facts or circumstances with respect to environmental matters relating to the Claims that could lead to any further environmental claims, liabilities or responsibilities.

         (y) MINUTE BOOKS. The minute books of Thornbury Capital contain accurate and complete copies of its charter documents (and any and all amendments thereto) and by-laws. There are not outstanding any applications or filings which would alter in any way the charter documents or corporate status of Thornbury Capital. No resolutions or by-laws have been passed, enacted, consented to or adopted by the directors or shareholders of Thornbury Capital except those contained in the said minute books. The corporate records of Thornbury Capital have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

         (z) LITIGATION. There are no judgments, decrees, injunctions, rules, executions or order of any court, governmental department, commission, agency,

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                  instrumentality, tribunal or arbitration outstanding against
                  Thornbury Capital and there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations or any adverse change affecting the business, operations, prospects, property or affairs of Thornbury Capital pending, in progress or threatened by or against Thornbury Capital, its property or the conduct of its business.

         (aa) BROKER'S FEES. Other than as disclosed in the Audited Financial Statements, there is no person, firm or corporation acting or purporting to act at the request of Thornbury Capital, who is entitled to any brokerage or finder's fee from Thornbury Capital in connection with the transactions contemplated herein, and in the event that any person, firm or corporation acting or purporting to act for Thornbury Capital establishes a claim for any fee from International Uranium, Thornbury Capital covenants to indemnify and hold harmless International Uranium with respect thereto and with respect to all costs reasonably incurred in the defence thereof.

         (ab) NO MATERIAL ADVERSE CHANGE. Since December 31, 1994, there has been no material adverse change in the business, operations, properties, assets, liabilities or conditions, financial or otherwise, of Thornbury Capital.

         (ac) DISCLOSURE. In connection with the disclosure of information relating to Thornbury Capital, neither this Agreement, nor the Letter Agreement, the Offering Memorandum or any other document or certificate furnished pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Thornbury Capital is current in the filing of all public disclosure documents required to be filed by Thornbury Capital under applicable securities and other laws and all of such filings are complete and correct and do not contain any misrepresentations, as such term is defined in the Securities Act (Ontario).

         (ad) APPLICABLE SECURITIES LAWS. No securities commission or similar regulatory authority has issued any cease trade or other order which is currently outstanding preventing or suspending trading in any securities of Thornbury Capital, Thornbury Capital is not in default of any requirement of any applicable securities laws and no investigation or other proceedings concerning Thornbury Capital are currently in progress or pending before any securities regulatory authority.

         (ae) REPORTING ISSUER. Thornbury Capital is a "reporting issuer" in the Province of Ontario, has been a reporting issuer for at least 12 months immediately prior to the date of this Agreement, and its Common Shares are quoted for trading on the Canadian Dealing Network Inc.
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         (af)     ADDITIONAL COVENANTS TO THE EFFECTIVE DATE. Up to and
                  including the Effective Date, Thornbury Capital shall:

                  (i) not declare or pay any dividend or make any distribution of its properties or assets to its shareholders, or purchase or retire any of its Common Shares other than the cancellation of 57,639 Common Shares held by it;

                  (ii) not allot or issue, or enter into any agreement for the allotment or issuance of, or grant of any other rights to acquire, shares of its capital stock or securities convertible into, exchangeable for, or which carry the right to acquire, directly or indirectly, any shares of its capital stock;

                  (iii) not sell all or any part of its assets to any other person or agree to do so or perform any act or enter into any transaction or negotiation which could reasonably be expected to interfere or be inconsistent with the consummation of the transaction contemplated by this Agreement or which would render inaccurate any of the representations and warranties set forth above if such representations and warranties were made at a date subsequent to such act, negotiation or transaction and all references to the date of this Agreement were deemed to be such later date;

                  (iv) not merge, amalgamate or consolidate into or with any person or enter into any other corporate reorganization or sell all or any substantial part of its assets to any person or perform any act or enter into any transaction or negotiation which can reasonably be expected to interfere or be inconsistent with the consummation of the transactions contemplated by this Agreement or which would render inaccurate any of the representations or warranties set forth in this section 13.1 if such representations and warranties were made at a date subsequent to such act, negotiations, or transaction and all references to the date of this Agreement were deemed to be such later date;

                  (v) not alter or amend any of its articles or by-laws, as the same exist on the date of this Agreement;

                  (vi) use all reasonable efforts to obtain all consents, approvals and waivers, including the approval of the directors and shareholders, that may be necessary or desirable in connection with the Amalgamation and the other transactions contemplated in the Letter Agreement and take such other measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated in this Agreement or the Letter Agreement;

                  (vii) afford to International Uranium and its financial and other advisers, reasonable access during normal business hours during the period prior to the Effective Date to the management, properties, books, contracts, commitments and records of Thornbury Capital and to allow International Uranium and such advisers to perform an examination of the financial condition, business, affairs property and assets of Thornbury Capital and during such period, furnish promptly to International Uranium a copy of each material change report or similar document filed by it during such period pursuant to the requirements of any securities laws, and all other information concerning its business, properties and personnel as International Uranium may reasonably request;

                  (viii) use its best efforts to cause each of the conditions precedent set forth in this Agreement to be complied with on or before the Effective Date and take such measures as may be necessary or desirable to fulfill its obligations hereunder and thereunder so as to implement the Amalgamation;

                  (ix) not carry on its business other than in the ordinary course of business consistent with recent past practice, unless otherwise approved in writing by International Uranium; and

                  (x) have a minimum of 300 shareholders each holding a minimum of 500 Common Shares of Thornbury Capital.

         (ag) COVENANTS ON THE EFFECTIVE DATE. On the Effective Date, Thornbury Capital shall:

                  (i) have assets net of liabilities of not less than $300,000 (after payment of all success fees and finder's fees by Thornbury Capital) which assets shall consist of cash and/or marketable securities; and

                  (ii) provide International Uranium with valid and legally binding waivers, releases and resignations from each director and officer of Thornbury Capital, which waivers and releases shall provide that each such director and officer waives any and all rights or claims whatsoever to any compensation, shares, options, rights or warrants of any kind whatsoever in or from International Uranium, Thornbury Capital or the Amalgamated Corporation.

         (ah) FURTHER ASSURANCES. Thornbury Capital will do all such other acts and things as may be necessary or desirable in order to give effect to the Amalgamation and, without limiting the generality of the foregoing, will use its best efforts to apply for and obtain, and will cooperate in applying for and obtaining, among other things (i) at the option of International Uranium, the quotation of the Common Shares of the Amalgamated Corporation on the Canadian Dealing Network Inc.; and (ii) such other consents, orders or approvals as International Uranium's counsel may advise are necessary or desirable for the implementation of the Amalgamation.

13.2 Thornbury Capital acknowledges and agrees that the covenants, representations and warranties contained in this Agreement have been given by Thornbury Capital for the benefit of International Uranium and its directors and officers, Salman Partners Inc., CIBC Wood Gundy Securities Inc., Griffiths McBurney & Partners, Newcrest Capital Inc. and First Marathon Securities Limited (collectively, the "Agents") and their respective directors and officers and the purchasers of the Special Warrants. Thornbury Capital further acknowledges and agrees that International Uranium holds the covenants, representations and warranties contained in this Agreement for itself and its directors and officers, and for the benefit of the Agents and their respective directors and officers and the purchasers of the Special Warrants in connection with the consummation of the transactions contemplated in this Agreement.

13.3 International Uranium covenants, represents and warrants to Thornbury Capital as follows and acknowledges that Thornbury Capital is relying on such covenants, representations and warranties in entering into this Agreement and that the same will be true and correct on and up to the Effective Date as if made on and as of the Effective Date (with such modifications as may be acceptable to Thornbury Capital in its sole discretion):

         (a) INCORPORATION AND ORGANIZATION OF INTERNATIONAL URANIUM. International Uranium is duly incorporated and subsisting under the laws of the Province of Ontario and has the corporate power and authority to own or lease its property and assets and to carry on its business as now conducted by it.

         (b) OFFERING MEMORANDUM. With respect to International Uranium, the Offering Memorandum does not contain any untrue statement of a material fact and does not omit to state a material fact that is required to be stated or omit to state a material fact that is necessary to be stated in order for the statement not to be misleading.

         (c) COSTS. International Uranium will pay all reasonable legal costs of legal counsel of each of the Amalgamating Corporations in respect of the Amalgamation, including in respect of the implementation of the Amalgamation.

         (d) COVENANTS ON THE EFFECTIVE DATE. On the Effective Date, International Uranium's only material non-cash asset will consist of substantially all of the uranium producing assets and business (the "Energy Fuels Assets") of Energy

                  Fuels, Ltd., Energy Fuels Exploration Co. and Energy Fuels Nuclear, Inc. and International Uranium will have 26,500,000 Common Shares issued and outstanding (each of which will have been issued for a cash consideration of $0.25 per share) a portion of the proceeds of which will be used to pay the costs associated with the acquisition of the Energy Fuels Assets, and save and except for the Special Warrant financing and options to purchase Common Shares of International Uranium pursuant to a share option plan, no warrants or other securities of International Uranium will be issued or outstanding and International Uranium is not a party to any agreement, written or oral, to issue any Common Shares or other securities save as aforesaid.

13.4 International Uranium acknowledges and agrees that the covenants, representations and warranties contained in this Agreement have been given by International Uranium for the benefit of Thornbury Capital and its directors and officers, and further acknowledges and agrees that Thornbury Capital holds the covenants, representations and warranties contained in this Agreement for itself and its directors and officers, in connection with the consummation of the transactions contemplated in this Agreement.

13.5 The representations and warranties of each of Thornbury Capital and International Uranium shall survive the execution and delivery of this Agreement with full force and effect until May 5, 1998 in the event that the Amalgamation is consummated, failing which they shall survive and continue in full force and effect until August 31, 1997.


                             ARTICLE 14 - CONDITIONS

14.1 The obligation of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions by the respective parties prior to the time of the endorsement of the Certificate:

         (a) the Amalgamation shall have been adopted and approved without amendment by a special resolution passed by the shareholders of each of the Amalgamating Corporations in accordance with the provisions of the Act;

         (b) the respective boards of directors of each of the Amalgamating Corporations shall have approved of the Amalgamation;

         (c) the Amalgamating Corporations shall have completed their due diligence inquiries and investigations in connection with the Amalgamation to their satisfaction;

         (d) all approvals shall have been obtained from applicable regulatory authorities and stock exchanges relating to the Amalgamation, including, without limitation, The Toronto Stock Exchange;

         (e) the representations, warranties and covenants set out herein shall not have been breached and any conditions set out herein or in the Letter Agreement in respect of the completion of the Amalgamation shall have been fulfilled;

         (f) all conditions precedent to the closing of the acquisition of the Energy Fuels Assets shall have been satisfied other than the payment of the purchase price by International Uranium which will be satisfied immediately following completion of the Amalgamation;

         (g) International Uranium shall have received an opinion of counsel for Thornbury Capital, addressed to International Uranium and the Agents, as to the due incorporation, valid existence and corporate capacity, power and authority of Thornbury Capital, the due authorization and execution of the Letter Agreement and this Agreement by Thornbury Capital and the enforceability of such documents, and such other matters as counsel to International Uranium may reasonably require;

         (h) the business affairs and activities of the parties shall have been conducted in the ordinary course of business and there shall have been no material adverse change in the affairs of such companies except for the transactions contemplated in the Letter Agreement;

         (i) there shall be immediately prior to the completion of the Amalgamation 64,300,000 International Uranium Common Shares issued and outstanding, assuming the exercise of the 37,800,000 Special Warrants, and 7,215,334 Thornbury Capital Common Shares issued and outstanding;

         (j) the number of Common Shares of the Amalgamated Corporation reserved for issue or to be reserved for issue pursuant to options and warrants shall not exceed 2,540,000 Common Shares of the Amalgamated Corporation (subject to additional increase to reflect any options granted to officers, directors, eligible employees of, or consultants to, International Uranium);

         (k) Thornbury Capital and International Uranium agreeing to comply with the conditions imposed by The Toronto Stock Exchange relating to its approval of the listing of the Common Shares of the Amalgamated Corporation; and

         (l) there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by the Letter Agreement or this Agreement.

14.2 If any conditions as set out in this Article 14 are not fulfilled or performed on or before the time of the endorsement of the Certificate, the Amalgamating Corporation entitled to the benefit thereof, may terminate this Agreement or waive the conditions, in whole or in part.

14.3 The directors of each Amalgamating Corporation may terminate the Agreement at any time before or after the obtaining of the approval of the shareholders of the Amalgamating Corporation, but no later than the time of the endorsement of the Certificate, without any further action on the part of the shareholders of such Amalgamating Corporation if: (i) in the case of Thornbury Capital, the results of their due diligence of International Uranium reveal that the Amalgamation is not in the best interests of the shareholders of Thornbury Capital; and (ii) in the case of International Uranium, they determine, in their sole and unfettered discretion, that it is not advisable to proceed with the Amalgamation.


                 ARTICLE 15 - FILING OF ARTICLES OF AMALGAMATION

15.1 Upon the approval of this Agreement by the shareholders of each of the Amalgamating Corporations in accordance with the requirements of the Act, the parties hereto shall jointly complete and file articles of amalgamation, in duplicate, in prescribed form with the Director appointed under the Act, providing for the amalgamation of International Uranium and Thornbury Capital upon and subject to the terms of this Agreement.


                  IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto under their respective corporate seals as witnessed by the signatures of their proper officers in that behalf.


                                   INTERNATIONAL URANIUM
                                   CORPORATION


                                   Per:
                                       ----------------------------------------


                                   THORNBURY CAPITAL CORPORATION


                                   Per:
                                       ----------------------------------------